Exhibit 99.1
Contact: Stephen Richards The Princeton Review (212) 874-8282 ext. 1127
FOR IMMEDIATE RELEASE
The Princeton Review Reports Third Quarter 2007 Operating Results
Announces elimination of approximately 80 positions
New York, NY, November 7, 2007 — The Princeton Review, Inc. (NASDAQ:REVU), a leading provider of test preparation and educational support services, today announced financial results for the third quarter ended September 30, 2007.
Third Quarter and Nine-Month 2007 Financial Highlights
•	Revenues for the quarter ended September 30, 2007 decreased 1.9% to $33.6 million from $34.3 million in 2006. Revenues for the nine-months ended September 30, 2007 increased 9.0% to $110.2 million from $101.1 million.
•	For the quarter, the Company had a net loss attributable to common stockholders of $11.9 million, or ($0.42) per share, in 2007 as compared to a net loss attributable to common stockholders of $2.5 million, or ($0.09) per share, in 2006. Year-to-date, the Company had a net loss attributable to common stockholders of $11.7 million, or ($0.42) per share, in 2007 compared to $5.8 million, or ($0.21) per share, in 2006.
Michael Perik, Princeton Review’s President and Chief Executive Officer, announced that as part of a broad companywide restructuring plan, approximately 80 corporate and K-12 positions have been eliminated. Mr. Perik noted: “We expect this restructuring to result in annualized savings of $9.3 million. Historically, our K-12 business and corporate overhead have offset the profit contributions of our Test Prep Division. One of my first priorities has been to address this problem. Once the related severance and one-time transition costs associated with these improvements are behind us, we should see significant reductions in our corporate costs in 2008.” Mr. Perik also noted the return to profitability of the Company’s K-12 division. “By focusing on higher margin business and tightening operational costs, our K-12 business has been able to both improve gross margins and, for the first time in several years, make a positive contribution to our overall bottom line.”
Financial Results
The operating loss from continuing operations increased for the quarter ended September 30, 2007 from $2.5 million in 2006 to $5.8 million in 2007. Included in operating expenses, and contributing to the increased operating loss from continuing operations, are $1.9 million of one-time costs, primarily associated with the Company’s decision to move its finance department and General Counsel from New York City to the Boston area and $1.0 million of severance expenses relating to a reduction in staff in K-12 Services and Test Preparation Services.
The operating loss from continuing operations for the nine months ended September 30, 2007 increased from $4.9 million in 2006 to $6.1 million in 2007. The increased loss is primarily due to higher operating expenses, including the costs to move the finance department and the K-12 staff reduction in the third quarter as well as $1.1 million of higher professional fees.
Other expenses of $3.8 million and $7.6 million for the quarter and nine months ended September 30, 2007, consist of increases in the fair value of the embedded derivative liability of the Series B-1 Preferred Stock that was retired on July 23, 2007. On July 23rd, the Company completed the issuance of 6,000 shares of Series C Preferred Stock, which resulted in net proceeds to the Company of $55.9 million.
Mr. Perik continued, “I am very pleased to announce that Stephen Richards has agreed to join us as Chief Operating Officer and Chief Financial Officer. At the request of our Board of Directors, Steve has been consulting with us since early August. Steve was the former COO and CFO at Houghton Mifflin Company, where he worked closely with Princeton Review’s new sponsor, Bain Capital. Steve has a proven track record of cost controls and margin improvement and he will continue his efforts to bring greater financial discipline to Princeton Review as well as focusing on our future business strategy.”
Test Preparation Services
For the third quarter, Test Preparation Services revenues declined slightly from $26.7 million in 2006 to $26.5 million in 2007. For the nine-months ended September 30, 2007, Test Preparation Services revenues increased $5.9 million, or 7.9%, from $75.1 million in 2006 to $81.1 million in 2007. This increase was driven by strong gains in Supplementary Educational Services and tutoring revenue.

K-12 Services
For the third quarter, K-12 Services revenues declined $0.4 million, or 5.5%, from $7.6 million in 2006 to $7.2 million in 2007. For the nine months ended September 30, 2007, K-12 Services revenue increased $3.1 million, or 11.9%, from $26.0 million in 2006 to $29.1 million in 2007.
The Princeton Review will review its third quarter 2007 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of the Company’s earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-2107 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 7481800, through November 11, 2007.
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound student’s research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant controls with schools and school districts; market acceptance of the company’s newer products and services;

continued federal and state focus on assessment and remediation in K-12 eduction; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.
- Tables to Follow —

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue
Test Preparation Services	$26,471	$26,708	$81,090	$75,141
K-12 Services	7,167	7,588	29,102	26,001

Total revenue	33,638	34,296	110,192	101,142

Cost of revenue
Test Preparation Services	10,436	9,478	30,568	25,673
K-12 Services	3,627	5,838	16,069	16,402

Total cost of revenue	14,063	15,316	46,637	42,075

Gross Profit	19,575	18,980	63,555	59,067
Operating expenses	25,336	21,523	69,700	63,942

Income (loss) from continuing operations	(5,761)	(2,543)	(6,145)	(4,875)
Interest income (expense)	165	(168)	(677)	(390)
Other income (expense)	(3,788)	18	(7,551)	(77)
Equity in the income (loss) of affiliates	—	—	—	(50)

Income (loss) before income taxes	(9,384)	(2,693)	(14,373)	(5,392)
(Provision) benefit for income taxes	800	—	1,278	—

Net income (loss) from continuing operations	(8,584)	(2,693)	(13,095)	(5,392)
Discontinued operations
Income (loss) from discontinued operations	(1,267)	302	(314)	(3)
Gain from disposal of discontinued operations	—	—	4,539	—
(Provision) benefit for income taxes	(1,117)	—	(1,690)	—

Income (loss) from discontinued operations	(2,384)	302	2,535	(3)

Net income (loss)	(10,968)	(2,391)	(10,560)	(5,395)
Dividends and accretion on Series C and B-1 Preferred Stock	(883)	(106)	(1,090)	(411)

Income (loss) attributed to common stockholders	$(11,851)	$(2,497)	$(11,650)	$(5,806)

Earnings (loss) per share
Basic and Diluted
Income (loss) from continuing operations	$(0.34)	$(0.10)	$(0.51)	$(0.21)
Income (loss) from discontinued operations	$(0.08)	$0.01	$0.09	$(0.00)

Income (loss) attributed to common shareholders	$(0.42)	$(0.09)	$(0.42)	$(0.21)

Weighted average shares used in computing income (loss) per share	28,031	27,575	27,823	27,574

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2007	2006
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$44,230	$10,822
Accounts receivable, net of allowance of $5,188 in 2007 and $2,848 in 2006	11,692	31,531
Accounts receivable-related parties	95	124
Other receivables	3,359	1,999
Inventory	2,701	2,950
Prepaid expenses	1,199	1,653
Other current assets	1,189	2,612
Other current assets related to discontinued operations	—	181

Total current assets	64,465	51,872
Furniture, fixtures, equipment and software development, net	20,523	18,340
Goodwill	31,006	31,006
Investment in affiliates	1,639	1,639
Other intangibles, net	9,506	11,527
Other assets	1,384	1,744
Other assets related to discontinued operations	—	1,980

Total assets	$128,523	$118,108

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$—	$3,000
Accounts payable	3,916	15,220
Accrued expenses	13,446	11,277
Current maturities of long-term debt	1,227	1,369
Deferred income	16,059	20,672
Liabilities related to discontinued operations	—	2,541

Total current liabilities	34,648	54,079
Deferred rent	2,508	2,558
Long-term debt	1,347	14,127
Fair value of derivatives and warrant	—	181

Series B-1 Preferred Stock, $0.01 par value; 10,000 shares authorized; none issued and outstanding at September 30, 2007, 6,000 shares issued and outstanding at December 31, 2006	—	6,000
Series C Preferred Stock, $0.01 par value; 60,000 shares authorized; 60,000 shares issued and outstanding at September 30, 2007 none issued and outstanding at December 31, 2006	56,785	—

Preferred stock, $0.01 par value; 4,930,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,092,100 and 27,601,268 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	280	276
Additional paid-in capital	119,547	117,082
Accumulated deficit	(86,344)	(75,871)
Accumulated other comprehensive loss	(248)	(324)

Total stockholders’ equity	33,235	41,163

Total liabilities and stockholders’ equity	$128,523	$118,108